Exhibit 99.1

KOSAN BIOSCIENCES

Contact:

Jane Green

VP, Corporate Communications

510.731.5335 (office)

415.652.4819 (mobile)

green@kosan.com

FOR IMMEDIATE RELEASE

KOSAN’S HSP90 INHIBITOR, TANESPIMYCIN, SHOWS 55% CLINICAL BENEFIT IN PATIENTS WITH TRASTUZUMAB-REFRACTORY METASTATIC BREAST CANCER

Five of 20 Evaluable Patients Had Confirmed Partial Responses (25%);

Updated Data Presented at San Antonio Breast Cancer Symposium

HAYWARD, CA - December 17, 2007 - Kosan Biosciences Incorporated (Nasdaq: KOSN) today announced that its Hsp90 inhibitor, tanespimycin, demonstrated meaningful antitumor activity and tolerability in a Phase 2 trial in patients with HER2-positive metastatic breast cancer, when administered in combination with trastuzumab (Herceptin®) in patients whose disease progressed following treatment with trastuzumab immediately prior to entering the trial. Of 20 evaluable patients, 11 patients benefited from activity, yielding an overall clinical benefit incidence of 55%, including 5 patients with confirmed partial responses, 2 patients with minor responses and 4 patients with extended stable disease. Common toxicities were mainly mild to moderate and included fatigue and gastrointestinal symptoms. Data from the Phase 2 trial were presented at the 2007 San Antonio Breast Cancer Symposium on Sunday, December 16, 2007, in a poster titled, “Tanespimycin (an Hsp90 Inhibitor) and Trastuzumab is an Active Combination in Patients (Pts) with HER2-Positive Trastuzumab-Refractory Metastatic Breast Cancer (MBC): Phase 2 Trial,” by Shanu Modi, M.D., of Memorial Sloan-Kettering Cancer Center.

“Tanespimycin is clearly active in patients who are refractory to trastuzumab and whose disease progressed prior to entering the study,” said Clifford A. Hudis, M.D., Chief, Breast Cancer Medicine Service, Memorial Sloan-Kettering Cancer Center, and senior author on the poster. “The tolerability of tanespimycin combined with the ability to generate meaningful and durable responses, including a large number of partial responses, in this patient population supports the development of Hsp90 inhibition in the treatment of HER2-positive metastatic breast cancer and underscores the therapeutic potential of tanespimycin in this indication. These data confirm and extend the activity seen in the Phase 1 trial, described in our recent publication in the Journal of Clinical Oncology, and we are pleased to see this drug candidate continuing to deliver clinical benefit and advancing in the clinic.”

“The data in this Phase 2 trial continue to strengthen as we have added patients,” said Robert G. Johnson, Jr., M.D., Ph.D., Kosan’s President and Chief Executive Officer. “We believe that tanespimycin is highly active in patients with HER2-positive metastatic breast cancer who have progressed on trastuzumab, and that this drug candidate’s overall profile is attractive. We intend to complete this Phase 2 trial and embark upon next steps to explore tanespimycin’s therapeutic potential in breast cancer.”

Phase 2 Tanespimycin Data

Tanespimycin is an Hsp90 inhibitor that has demonstrated the potential to disrupt the activity of multiple oncogenes and cell signaling pathways implicated in tumor growth, including HER2, a key pathway in breast cancer.

The objective of the Phase 2 trial is to determine the objective response rate by RECIST in patients with HER2-positive metastatic breast cancer. To be eligible for the trial, patients may have had either progressive disease within 3 months following last dose of adjuvant treatment with trastuzumab or have progressive disease following initial therapy for metastatic disease with trastuzumab (trastuzumab may have been administered with cytotoxic chemotherapy or as a single agent). All but one patient received trastuzumab in the metastatic setting (one patient received trastuzumab only in the adjuvant setting). Tanespimycin was administered at a dose of 450 mg/m2 following administration of the standard dose of trastuzumab.

Of 26 patients enrolled in the trial, 20 were evaluable for efficacy (3 patients were not evaluable for efficacy and 3 patients are too early to assess). Of the 26 patients enrolled, 21 were treated with Kosan’s prior Cremophor®-containing injection formulation of tanespimycin (4 of whom were crossed over to receive the recently introduced

Injectable Suspension formulation), and 5 were treated with the Injectable Suspension formulation (3 of whom were recently enrolled and are not yet evaluable). Of the 20 patients evaluable for efficacy, 11 responded, yielding a clinical benefit rate of 55%.

•	5 patients experienced confirmed partial responses, including,

•	1 patient with 75% decrease in liver metastases with 42% drop in CEA; 8 months on study;

•	1 patient with 45% decrease in a hilar node, continuing on study after 14 months;

•	1 patient with 33% decrease in right breast lesions with decreased tumor markers, continuing on study after 7 months;

•	1 patient with 57% decrease in lymph nodes, liver and left breast lesions, continuing on study after 7 months; and

•	1 patient with 37% decrease in lymph nodes, continuing on study after 5 months.

•	2 patients experienced minor responses with decreased tumor markers (on study for 6 and 5 months).

•	4 patients had stable disease for 4, 4, 7, and 8 months.

Common toxicities were mainly Grade 1 and 2 and included diarrhea, fatigue, dizziness and headache. Treatment-related Grade 3 toxicities were experienced by 3 patients and included reversible fatigue and headache, increased liver function tests that resolved in 9 days and unsteady gait and euphoric mood that resolved in a single day. Noticeably absent were toxicities associated with conventional chemotherapy, including alopecia, myelosuppression, cardiotoxicity and peripheral neuropathy.

Accrual is continuing in this Phase 2 trial. Up to 20 additional patients are anticipated to be treated with the Injectable Suspension formulation of tanespimycin.

About Kosan

Kosan Biosciences is a biotechnology company advancing two new classes of anticancer agents through clinical development — Hsp90 (heat shock protein 90) inhibitors and epothilones. Kosan is leveraging its proprietary discovery platform to generate a pipeline of potentially significant product candidates, primarily in the area of oncology.

Hsp90 inhibitors have a novel mechanism of action targeting multiple pathways involved in cancer cell growth and survival. Tanespimycin (KOS-953) is being tested in combination with bortezomib (Velcade® ) in patients with multiple myeloma in a registration program called TIME. Tanespimycin is also being studied in HER2-positive metastatic breast cancer in combination with trastuzumab (Herceptin®), and as monotherapy in metastatic melanoma. Intravenous and oral formulations of Kosan’s second-generation Hsp90 inhibitor, alvespimycin (KOS-1022), are being evaluated in Phase 1 clinical trials in hematologic and solid tumors and in HER2-positive metastatic breast cancer.

Epothilones inhibit cell division through a mechanism of action similar to taxanes, one of the most successful classes of anti-tumor agents. KOS-1584 is in Phase 1 clinical trials in patients with solid tumors.

Kosan’s motilin agonist, KOS-2187, licensed to Pfizer, is in a Phase 1 safety trial, with plans to pursue development in gastroesophageal reflux disease (GERD).

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Act”). Such forward-looking statements include but are not limited to statements regarding the further development and potential safety, efficacy, regulatory status, commercialization and other characteristics of tanespimycin; and Kosan’s development plans with respect to tanespimycin. Any statements contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. There are a number of important factors that could cause the results of Kosan to differ materially from those indicated by these forward-looking statements, including, among others, risks and uncertainties related to the development of tanespimycin, including the risk that studies may not demonstrate safety and efficacy sufficient to initiate clinical trials, continue clinical development, obtain the requisite regulatory approvals or to result in a marketable product; Kosan’s dependence upon the formation and sustainability of multiple partnering arrangements and license agreements with third parties, including with respect to its Hsp90 inhibitor and epothilone programs; Kosan’s need for additional financing; Kosan’s ability to obtain valid and enforceable patents covering its product candidates; Kosan’s dependence on its collaboration with Pfizer for development of its motilin agonist product candidate; and other risks detailed from time to time in the Kosan’s SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 and other periodic filings with the SEC. Kosan does not undertake any obligation to update forward-looking statements.

Velcade® (bortezomib) is a registered trademark of Millennium Pharmaceuticals, Inc.

Herceptin® (trastuzumab) is a registered trademark of Genentech, Inc.

Cremophor® is a registered trademark of BASF Corporation

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